Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement (No. 333-166363) on Form N-2 of OFS Capital, LLC of our report dated April 21, 2010, relating to our audit of the consolidated financial statements of Old Orchard First Source Asset Management, LLC (f/k/a: Orchard First Source Asset Management, LLC) and Subsidiaries appearing in the Prospectus, which is part of this Registration Statement, and to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois

October 5, 2010